CONFORMED COPY







                         AMENDMENT TO EXCHANGE AGREEMENT


                   THIS AMENDMENT TO EXCHANGE AGREEMENT (the "Amend-ment"), dated as of October 15, 1996, is made by and among The Times Mirror Company, a Delaware corporation, Mosby-Year Book, Inc., a Missouri corporation, and The McGraw-Hill Companies, Inc., a New York corporation.

                   WHEREAS, the parties hereto entered into an Exchange Agreement, dated as of July 3, 1996 (the "Agreement"); and

                   WHEREAS, the parties hereto desire to amend certain provisions of the Agreement;

                   NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                   1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                   2.   Amendments to the Agreement.

                   (a) Notwithstanding any provision of the Agreement to the contrary, the parties have agreed that Times Mirror will cause the title to the International Assets to be transferred to, and the International Liabilities (as set forth in Sched-ules 2.02(a)(ii) and 2.02(b), respectively, along with any increases and decreases therein in the ordinary course of busi-ness of the TMIP Entities, as further reflected in the state-ment of assets conveyed and liabilities assumed related to the International Assets and the International Liabilities deliv-ered pursuant to Section 7.01(a)(iii) as of June 30, 1996, and such further increases and decreases therein in the ordinary course of business that have occurred since June 30, 1996) to be assumed by, TMHE prior to the Closing Date. For purposes of the Post-Closing Adjustment described in Section 9.01(a), this transfer shall be deemed to occur on the Closing Date and shall have no impact upon such Post-Closing Adjustment.

                   (b) The definition of "College Publishing Business Employee" is hereby amended to insert the words "on family leave," after the phrase "on any authorized leave of absence," in subpart (ii) thereof.







                   (c) The definition of "Shepard's Employee" is hereby amended to insert the words "on family leave," after the phrase "on any authorized leave of absence," in subpart (ii) thereof.

                   (d) Section 2.03 is hereby amended as set forth in the separate letter agreement concerning James H. Higby dated October 14, 1996.

                   (e) The introductory paragraph to Section 3.01 is hereby amended to read as follows:

                        The closing (the "Closing") of the purchase and
                   sale of the Shepard's Shares, the TMHE Shares and the Mosby Assets and the assumption of the Mosby Liabil-ities shall be effective immediately prior to 12:00 midnight on October 15, 1996. The date on which the Closing shall be effective is hereinafter referred to as the "Closing Date." The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York.

                   (f) Section 3.01(a) is hereby amended by deleting the words "and the TMIP entities" from the parenthetical clause and by deleting the words "and the International Liabilities."

                   (g) The first sentence of Section 3.01(e) is hereby amended to read as follows:

                   Title to the International Assets shall be trans-ferred to TMHE, and the International Liabilities shall be assumed by TMHE, prior to the Closing Date, but any tangible International Assets will be in pos-session or control of the TMIP Entities on the Clos-ing Date.

                   (h) Section 4.02(a)(ii) is hereby amended to read as follows:

                   McGraw-Hill shall have received from Times Mirror and Mosby certificates issued by the appropriate govern-mental authority of the jurisdiction of incorporation or organization, as the case may be, of each of Times Mirror, TMHE, Mosby and, except to the extent that any has been dissolved prior to the Closing, the cor-porations or other entities set forth on Schedule 5.08, evidencing its good standing in its respective jurisdiction of incorporation or organization as of a date not more than ten days prior to the Closing Date, or to the extent that any of the corporations or other entities set forth on Schedule 5.08 has been









                   dissolved prior to the Closing, evidence reasonably satisfactory to McGraw-Hill and its counsel of such dissolution.

                   (i) Section 4.02(a)(iv) is hereby amended by delet-ing the words "The TMIP Entities shall have executed and deliv-ered the instruments of sale and assignment referred to in Sec-tion 3.01(b) and."

                   (j) Section 4.02(a)(vi) is hereby amended by delet-ing the words "and Times Mirror shall have caused TMIP to ex-ecute and deliver the TMIP Transition Services Agreement."

                   (k) Section 4.03(a)(iv) is hereby amended by delet-ing the words "and the International Liabilities."

                   (l) The final clause of Section 5.09(e) is hereby amended by replacing the words "last paragraph of Section 9.01(a)(ii)" with the words "the paragraph in Section 9.01(a) that begins with the words `The accrual of additional reserves.'"

                   (m) The last sentence of the first paragraph of Sec-tion 5.12 is hereby amended by adding the words "and as of the Closing Date TMHE will have good title to the International Assets," immediately before the words "except for inventory."

                   (n) Section 5.15(c) is hereby amended by deleting the comma and adding the word "or" after the words "TMHE Sub-sidiaries" and deleting the words "or any of the TMIP Entities (with respect to the International Assets)."

                   (o) Section 5.15(d) is hereby amended by adding the word "or" immediately before the word "Mosby" each time it oc-curs, by deleting the words "or the TMIP Entities, with respect to the International Assets and International Liabilities" and by deleting the words "or any of the TMIP Entities."

                   (p) Section 5.15(f) is hereby amended by adding the word "or" immediately before the word "Mosby" and by deleting the words "or any of the TMIP Entities (with respect to the International Assets)."

                   (q) Section 5.15(h) is hereby amended by adding the word "or" immediately before the first occurrence of the word "Mosby" and by deleting the words "or any of the TMIP Entities, with respect to the International Liabilities."

                   (r) Section 5.15(i) is hereby amended by adding the word "or" immediately before the word "Mosby" and by deleting









         the words "or any of the TMIP Entities (with respect to the International Assets)."

                   (s) Section 5.15(j) is hereby amended by adding the word "or" immediately before the word "Mosby" and by deleting the words "or any of the TMIP Entities (with respect to the International Assets)."

                   (t) Section 5.15(l) is hereby amended by adding the word "or" immediately before the first occurrence of the word "Mosby," by deleting the words "or any of the TMIP Entities (with respect to the International Assets)" and by deleting the words "or any of the International Assets" and the comma pre-ceding such phrase.

                   (u) Section 5.19(a) is hereby amended by adding the words "and affecting" prior to the words "the International Assets."

                   (v) Clauses (b) through (e) of Section 5.20 are hereby amended by adding the word "or" immediately before the word "Mosby" each time it appears and by deleting the words "or any of the TMIP Entities (with respect to the International Assets)" each time it appears.

                   (w) Section 5.22(a) is hereby amended to read as follows:

                   Except as set forth on Schedule 5.22(a), the Inter-national Assets do not include nor is any Interna-tional Asset affected by any exclusive distribution agreement or arrangement having a term exceeding one year, whether written or oral, with any entity or individual. With respect to any such distribution agreement or arrangement, whether written or oral,
                   Schedule 5.22(a) sets forth the term thereof, the territory and the works covered thereby.

                   (x) The first sentence of Section 7.01(a) is hereby amended by replacing the reference to "August 31, 1996" by "Au-gust 15, 1996."

                   (y) Section 7.01(b) is hereby amended by replacing the reference to "45" with "60."

                   (z) The first sentence of Section 7.01(c) is hereby amended to read as follows:

                   As soon as practicable and in any event not later than 60 days after the Closing Date, Times Mirror









                   shall deliver to McGraw-Hill an unaudited balance sheet for each of (1) TMHE and the TMHE Subsidiaries that exist on the Closing Date, on a consolidating basis, (2) the International Assets and International Liabilities, by legal entity that transferred the International Assets and International Liabilities to TMHE pursuant to Section 3.01(e), included in the TMHE balance sheet under Section 7.01(c)(1), and (3) the Mosby Assets and the Mosby Liabilities, in each case as of the Closing Date (the "College Publishing Business Closing Date Balance Sheets").

                   (aa) Section 7.03(n) of the Agreement is hereby amended to read as follows:

                         (n) Material Agreements. Enter into (i) any agreement, whether or not in the ordinary course of business, that calls for payments in excess of $500,000 and will not be fully performed within 12 months, (ii) any author contract calling for advances or pre-publication costs in excess of $500,000 or
                   (iii) any royalty guarantees; provided, however, that this Section 7.03(n) shall not be deemed to prohibit TMHE from entering into the agreement previously dis-closed to McGraw-Hill by Times Mirror between Richard
                   D. Irwin and Pennsylvania State University, the ex-ecution and performance of which agreement is hereby specifically consented to by McGraw-Hill.

                   (bb) Clause (d) of Section 7.03 is hereby amended by inserting the words "College Publishing Business" immediately before the word "Plan."

                   (cc) Clause (o) of Section 7.03 is hereby amended by replacing the words "last paragraph of Section 9.01(a)(ii)" with the words "the paragraph in Section 9.01(a) that begins with the words `The accrual of additional reserves.'"

                   (dd) Section 7.13(b) is hereby amended to read as follows:

                   In the event that the sale to Times Mirror of the Partnership Interest pursuant to paragraph (a) of this Section 7.13 takes place, Times Mirror will pay to McGraw-Hill at the closing of such purchase $3 million in immediately available funds.

                   (ee) The first sentence of Section 8.01(a) is hereby amended by replacing the reference to "August 31, 1996" with










         "August 15, 1996" and by adding the words "shareholder's equity and cashflows" immediately after the word "operations."

                   (ff) The first sentence of each of Sections 8.01(b) and 8.01(c) is hereby amended by replacing the reference to "45" with "60."

                   (gg) Clause (d) of Section 8.03 is hereby amended to read as follows:

                         (d) Employee Matters. Adopt or amend in any material respect, with respect to Shepard's, any McGraw-Hill Plan or collective bargaining agreement, except as required by law;

                   (hh) Section 8.05 of the Agreement is hereby amended by inserting the words "and all of the officers" immediately after the words "Board of Directors."

                   (ii) Section 8.12 of the Agreement is hereby de-leted.

                   (jj) Section 9.01(a) is hereby amended further by adding the following immediately after the third paragraph:

                   Any cash on the books of TMHE at the close of busi-ness on June 30, 1996 and reflected as such on the June 30 Financial Statements shall be considered, on that date, a debit to the intercompany account with Times Mirror on the books of TMHE; any cash on the books of TMHE on the Closing Date and reflected as such on the Closing Date Balance Sheet shall be con-sidered a debit on that date to the intercompany account with Times Mirror on the books of TMHE and shall be paid by McGraw-Hill to Times Mirror in addition to any amount determined under Section 9.01(a)(ii) or 9.01(b)(i).

                   (kk) Section 9.01(b) is hereby amended further by adding the following immediately after the third paragraph:

                   Any cash on the books of Shepard's at the close of business on June 30, 1996 and reflected as such on the June 30 Financial Statements shall be considered, on that date, a debit to the intercompany account with McGraw-Hill on the books of Shepard's; any cash on the books of Shepard's on the Closing Date and reflected as such on the Closing Date Balance Sheet shall be considered a debit on that date to the in-tercompany account with McGraw-Hill on the books of









                   Shepard's and shall be paid by Times Mirror to McGraw-Hill in addition to any amount determined un-der Section 9.01(a)(i) or 9.01(b)(ii).

                   (ll) Section 9.02(a) is hereby amended by inserting the following immediately after the first sentence:

                   In addition, Mosby grants to McGraw-Hill and TMHE the right to use Mosby's name on packaging materials, if any, included in the Mosby Assets in the form it ap-pears thereon on the Closing Date, and to continue to use such packaging materials until all current sup-pliers of such materials have been exhausted.

                   (mm) Section 9.02(b) is hereby amended by inserting the following immediately after the first sentence:

                   In addition, Times Mirror grants to McGraw-Hill and TMHE the right to use Times Mirror's name on packag-ing materials included in the College Publishing Business in the form it appears thereon on the Clos-ing Date, and to continue to use such packaging mate-rials until all current supplies of such materials have been exhausted.

                   (nn) Section 9.02(c) is hereby amended by inserting the following immediately after the first sentence:

                   In addition, McGraw-Hill grants to Times Mirror and Shepard's the right to use McGraw-Hill's name on packaging materials included in the assets of Shep-ard's in the form it appears thereon on the Closing Date, and to continue to use such packaging materials until all current supplies of such materials have been exhausted.

                   (oo) Clause (i) of Section 9.06(a) is hereby amended to read as follows:

                   Mosby may retain Records until the Termination Date of the Mosby Transition Services Agreement (as such term is defined therein) to the extent necessary or convenient for the performance of its obligations thereunder;

                   (pp) Section 9.08 is hereby amended by adding the words "and unaudited" immediately after the word "audited" each time it appears.











                   (qq) A new Section 9.09 is hereby added to read as follows:

              Section 9.09  TMIP Returns Procedures.

                   (a) Processing of English-Language Returns. After the Closing Date, returns of English-language publications published by the College Publishing Business of TMHE or any of the TMHE Subsidiaries or by Mosby's College Text Business that were sold out of consigned inventory by the TMIP Entities prior to the Closing Date will be processed by McGraw-Hill in accordance with the following proce-dures:

                         (i)  McGraw-Hill will process all returns of
              all such publications through McGraw-Hill affiliates lo-cated in the United Kingdom, Canada, Singapore, Spain and Australia. Shortly after the Closing Date, McGraw-Hill will issue instructions to all customers who have pur-chased such publications through TMIP to the effect that all returns shall be made to and processed by McGraw-Hill. Times Mirror agrees that McGraw-Hill may establish any commercially reasonable guidelines for acceptance of re-turns as McGraw-Hill determines. All such returned publi-cations shall be the property of McGraw-Hill.

                        (ii) If and to the extent that there is an out-standing account receivable associated with any of such returned publications, McGraw-Hill shall issue to the cus-tomer a credit document for the amount to be credited to TMIP's customer's account.

                       (iii) If and to the extent that there is no out-standing account receivable associated with any of such returned publications, (A) McGraw-Hill shall issue to the customer a credit document for the amount to be refunded to the customer (or credited to the customer's account with respect to other publications of McGraw-Hill or any of its subsidiaries) and (B) a receivable from the TMIP Entity that sold the returned publications shall be estab-lished on the books of McGraw-Hill in the amount of the customer credit, less the statutory price of the returned publications previously paid to TMHE or Mosby. Times Mir-ror or the relevant TMIP Entity shall pay such receivable to McGraw-Hill within 30 days of invoicing by McGraw-Hill.

                    (b)  Processing of Other Returns.

                         (i) After the Closing Date, returns of adapta-tions, translations or indigenous works included in the









              International Assets will be processed by McGraw-Hill and credits for such returned publications shall be issued by McGraw-Hill to the customer.

                        (ii) If and to the extent that there is an out-standing account receivable associated with any of such returned publications, McGraw-Hill shall issue to the cus-tomer a credit document for the amount to be credited to TMIP's customer's account.

                       (iii) If and to the extent that there is no out-standing account receivable associated with any of such returned publications, (A) McGraw-Hill shall issue to the customer a credit document for the amount to be refunded to the customer (or credited to the customer's account with respect to other publications of McGraw-Hill or any of its subsidiaries) and (B) a receivable from the TMIP Entity that sold the returned publications shall be estab-lished on the books of McGraw-Hill in the amount of the customer credit. Times Mirror or the relevant TMIP Entity shall pay such receivable to McGraw-Hill within 30 days of invoicing by McGraw-Hill.

                        (iv) McGraw-Hill shall report to Times Mirror not later than 30 days after the end of each month the quantity and title of such publications returned to McGraw-Hill during the proceeding month and will identify any such returned publications that McGraw-Hill intends to retain for resale. A receivable shall be established on the books of Times Mirror in the amount of the paper, printing and binding cost of such returned publications as McGraw-Hill intends to retain for resale and all other such returned publications shall be destroyed. McGraw-Hill or the relevant McGraw-Hill subsidiary shall pay such receivable to the relevant TMIP Entity within 30 days af-ter invoicing by the TMIP Entity.

                         (v)  After the Closing Date, returns of any
              publications of Mosby other than publications of Mosby's College Text Business received by McGraw-Hill or any of its affiliates will not be processed by McGraw-Hill and will be forwarded to Mosby or to another Person designated by Mosby at Mosby's sole expense and risk.

                   (c) Returns Received by Times Mirror or any of the TMIP Entities. After the Closing Date, returns of the English-language publications published by the College Publishing Business of TMHE or any of the TMHE Subsid-iaries or by Mosby's College Text Business that were sold out of consigned inventory by the TMIP Entities prior to









              the Closing Date that are received by Times Mirror or any of the TMIP Entities shall be forwarded to McGraw-Hill at McGraw-Hill's sole expense and risk.

                   (d) General Matters Regarding Returns. Times Mirror shall cause each of the TMIP Entities to provide to McGraw-Hill or to the McGraw-Hill affiliate designated by McGraw-Hill, within 30 days after the Closing Date, all original customer billing and account status information as reasonably requested by McGraw-Hill. Times Mirror shall designate certain employees of the TMIP Entities and/or Mosby to be the primary contact for McGraw-Hill with respect to returns.

                   (e) Offsets. Each of the parties may offset amounts owed to any other party pursuant to this Section 9.09 against amounts owed by such other party pursuant to this
              Section 9.09.

                   (rr) A new Section 9.10 is hereby added to read as follows:

                   Section 9.10 Costs of TMIP Receivables Collection. McGraw-Hill shall reimburse Times Mirror, within 90 days after invoice therefor, for costs incurred by Times Mirror or the TMIP Entities in connection with the collection by Times Mirror or by any of the TMIP Entities of any accounts receivable with respect to english-language publications published by the Col-lege Publishing Business of TMHE or any of the TMHE Subsidiaries or by Mosby's College Text Business that were sold out of consigned inventory by the TMIP En-tities prior to the Closing Date. For purposes of this Section, costs shall not exceed 2% of the share of such receivables actually collected and paid over to McGraw-Hill or TMHE.

                   (ss) The first four sentences of Section 10.01 are hereby amended to read as follows:

                   Schedule 10.01(a), as updated to the Closing Date, contains a complete and accurate list of each Mosby's College Text Business employee who will be offered employment by McGraw-Hill on the Closing Date (the "Mosby College Text Business Employees"). On the Closing Date, McGraw-Hill shall offer employment to (or cause TMHE to offer employment to) each Mosby's College Text Business Employee. Except as otherwise provided herein, on the Closing Date, all College Publishing Business Employees (but excluding any









                   Mosby's College Text Business Employee who has not accepted the aforementioned offer of employment or any employee in Mosby's College Text Business who is not listed on Schedule 10.01(a)) who are then (i) actively employed or (ii) carried on the payroll as a result of being on an authorized leave of absence (other than a short-term or long-term disability leave), family leave or vacation leave (hereinafter, an "Employee-on-Leave") shall be employees of TMHE and McGraw-Hill (collectively, the "College Publish-ing Business Transferred Employees"). College Pub-lishing Business Employees (but excluding any em-ployee of Mosby's College Text Business who is not listed on Schedule 10.01(a)) who are on short-term or long-term disability leave on the Closing Date shall be offered employment with McGraw-Hill or TMHE fol-lowing the expiration of the leave of absence only to the extent that Times Mirror, TMHE, a TMHE Subsidiary or Mosby was obligated to offer employment to any such employee upon return to work following such leave, and, as of the date of such employee's accep-tance of such offer of employment, such employee shall be deemed a College Publishing Business Trans-ferred Employee for purposes of this Agreement, sub-ject to the terms and conditions set forth in this
                   Article 10; provided, however, that McGraw-Hill and TMHE shall have no obligation to employ any employee described in this sentence whose leave of absence does not end prior to the first anniversary of the Closing Date. Times Mirror shall retain the obliga-tion to provide worker's compensation, short-term disability, long-term disability and other benefits to any employee described in the previous sentence until such time as such employee becomes a College Publishing Business Transferred Employee.

                   (tt) The sixth sentence of Section 10.01(a) is here-by amended by deleting the first word thereof and replacing it with "Except as provided above with respect to College Publish-ing Business Employees on short-term or long-term disability leave on the Closing Date, for."

                   (uu) The proviso in Section 10.07(b) is hereby amended to read as follows:

                   provided, however, that, in order for any College Publishing Business Transferred Employee to be eli-gible to participate in any College Publishing Busi-ness Post-Retirement Plan, such employee must ex-pressly elect in writing to participate therein









                   within 31 days following the Closing Date and must elect in writing to commence coverage thereunder either effective as of the Closing Date or effective as of the date of such employee's retirement under the TM Pension Plan, if later.

                   (vv) The first three sentences of Section 10A.01 are hereby amended to read as follows:

                   Except as otherwise provided herein, on the Closing Date, all Shepard's Employees who are then (i) ac-tively employed or (ii) carried on the payroll as a result of being on an authorized leave of absence (other than a short-term or long-term disability leave), family leave or vacation leave (hereinafter, an "Employee-on-Leave") shall be employees of Shep-ard's and Times Mirror (collectively, the "Shepard's Transferred Employees"). Shepard's Employees who are on short-term or long-term disability leave on the Closing Date shall be offered employment with Times Mirror and Shepard's following the expiration of the leave of absence only to the extent that Shepard's or McGraw-Hill was obligated to offer employment to any such employee upon return to work following such leave, and, as of the date of such employee's accep-tance of such offer of employment, such employee shall be deemed a Shepard's Transferred Employee for purposes of this Agreement, subject to the terms and conditions set forth in this Article 10A; provided, however, that Times Mirror or Shepard's shall have no obligation to employ any employee described in this sentence whose leave of absence does not end prior to the first anniversary of the Closing Date. McGraw-Hill shall retain the obligation to provide worker's compensation, short-term disability, long-term dis-ability and other benefits to any employee described in the previous sentence until such time as such em-ployee becomes a Shepard's Transferred Employee.

                   (ww) Section 10A.01 is further amended by inserting the following at the end thereof:

                   McGraw-Hill shall pay and process the regular payroll for each Shepard's Transferred Employee on the sched-uled payment date for the bi-weekly or monthly pay-roll period that includes the Closing Date (the "Transition Payroll Period"). Times Mirror shall promptly reimburse McGraw-Hill, within five days af-ter receipt of invoice from McGraw-Hill, for the por-tion of the gross employer payroll for the Transition









                   Payroll Period that relates to periods after the Closing Date, and McGraw-Hill shall promptly remit to Times Mirror, in the manner to be agreed by the par-ties, employee-paid payroll tax withholdings in re-spect of such Shepard's Transferred Employees attri-butable to the portion of the Transition Payroll Period occurring after the Closing Date, which shall be remitted when due by Times Mirror to the appropri-ate governmental taxing authority. For purposes of the previous sentence, "gross employer payroll" means all gross wages, employer-paid payroll taxes and any other employer-paid amounts. The portion of the Transition Payroll Period amount that relates to pe-riods after the Closing Date and that is paid by Times Mirror to McGraw-Hill shall be ignored for pur-poses of the Post-Closing Adjustment and shall not be included in the change in the intercompany balance between Shepard's and McGraw-Hill for the period from July 1, 1996 through the Closing Date.

                   (xx) Clause (i) of the second sentence of Section 10A.07(b) is hereby amended to read as follows:

                   (i) Shepard's Transferred Employees who, as of the Closing Date, (a) have either been credited with at least ten years of service under the applicable Shep-ard's Post-Retirement Plan and attained at least age 55 or have been credited with at least twenty years of service under the applicable Shepard's Post-Retirement Plan and have attained age 50 and (b) are otherwise eligible for benefits under the terms of the applicable Shepard's Post-Retirement Plan,

                   (yy) The proviso in Section 10A.07(b) is hereby amended to read as follows:

                   provided, however, that, in order for any Shepard's Transferred Employee to be eligible to participate in any Shepard's Post-Retirement Plan, such employee must expressly elect in writing to participate there-in within 31 days following the Closing Date and must elect in writing to commence coverage thereunder ef-fective as of the Closing Date.

                   (zz) The final sentence of Section 12.06 is hereby amended to read as follows:

                   Times Mirror, McGraw-Hill, Shepard's, TMHE and the TMHE Subsidiaries shall cooperate with one another in a manner comparable to that described in Section









                   12.04 hereof to effect the purpose of this Section
                   12.06.

                   (aaa) The final sentence of Section 12A.06 is hereby amended to read as follows:

                   Times Mirror, McGraw-Hill, Shepard's, TMHE and the TMHE Subsidiaries shall cooperate with one another in a manner comparable to that described in Section 12A.04 hereof to effect the purpose of this Section 12A.06.

                   (bbb) The last two paragraphs of Schedule 4.02(a)(v) are hereby amended to read as follows:

                         For purposes of computing the Post-Closing Ad-
                   justments described in Section 9.01(a) hereof, the adjustment described above with respect to reserves for uncollectible accounts and returns will be treated as a pre-June 30, 1996 entry. As a result, the pro-forma June 30, 1996 unaudited balance sheet or statement of assets conveyed and liabilities as-sumed, as the case may be, of TMHE and Mosby College Text Business will reflect their appropriate share of this adjustment.

                         TMIP has other assets which will be transferred
                   to Buyer under the purchase agreements ("other TMIP assets"). These assets consist of third party li-cense agreements, prepaid expenses, and inventory relating to indigenous works, including work in prog-ress. There are various liabilities relating to the other TMIP assets recorded on the books of TMIP, in-cluding payables and royalties payable. The other TMIP assets and the related liabilities will be sold to TMHE prior to the Closing and will therefore be sold to Buyers upon Closing.

                   (ccc) Schedule 10A.04 is hereby amended and updated to read as set forth in Annex A to this Amendment.

                   (ddd) Schedule 2.02(a)(i) is hereby amended to read as set forth in Annex B to this Amendment.

                   (eee) Schedule 5.03 is hereby amended to read as set forth in Annex C to this Amendment.

                   (fff) Schedule 5.13(a) is hereby amended to read as set forth in Annex D to this Amendment.










                   (ggg) Schedule 5.15(a) is hereby amended by replac-ing tabs (A) and (D) thereof with replacement tabs (A) and (D) as set forth in Annex E to this Amendment.

                   (hhh) Schedule 5.15(c) is hereby amended to read as set forth in Annex F to this Amendment.

                   (iii) Schedule 5.15(k) is hereby amended by replac-ing tab E thereof with replacement tab E as set forth in Annex G to this Amendment.

                   (jjj) Schedule 5.15(l) is hereby amended to replace the first page thereof to read as set forth in Annex H to this Amendment.

                   (kkk)  Schedule 5.17(a) is hereby amended by
         replacing tabs (A) and (B) as set forth in Annex I to this Amendment.

                   (lll) Schedule 5.22(a) is hereby amended to replace the first page thereof to read as set forth in Annex J to this Amendment.

                   (mmm) Schedule 10.01(a) is hereby updated, as pro-vided in Section 10.01(a), to replace Schedule 10.01(a) to read as set forth in Annex K to this Amendment.

                   (nnn) Schedule 10.04 is hereby amended by replacing tabs (A) and (G) thereof with the replacement tabs (A) and (G) as set forth in Annex L.

                   (ooo) The Mosby Transition Services Agreement is hereby amended to read as set forth in Annex M to this Amend-ment.

                   (ppp) Schedule 6.14(a) is hereby amended to read as set forth in Annex N to this Agreement.

                   3. The parties agree that a full financial clos-ing, with appropriate cut-off procedures, is to be planned, executed and documented. Because the agreed-upon closing date occurs on a date other than a fiscal month-end, the parties, acknowledging that certain expenses and revenues are typically budgeted and recorded on a full-fiscal-month basis, agree to the following in an effort to facilitate the preparation of the Closing Date financial statements and to ensure that the finan-cial statements for Shepard's, TMHE and Mosby are prepared on a common, consistent basis:











              I. Certain expenses can be prorated for the period Octo-ber 1 - October 15 as a percentage of the full month October amounts. The percentage to apply to the full fiscal month Oc-tober amounts to calculate the amount for the period October 1
         - 15 is either of the following two formulas:

         Apportionment Method A.  The percentage is calculated as:
         (Revenues for October 1 - 15) / (October fiscal month revenues) (revenues for purposes of this apportionment are defined as operating revenues inclusive of the provision for sale re-turns);

                   or

         Apportionment Method B.  The percentage is calculated as:
         (Business days for October 1 - 15) / (October fiscal month business days).

         The parties agree as follows:

                                          Shepard's     TMHE and Mosby
                                        Apportionment    Apportionment
                                           Method           Method
                                        -------------    -------------
         Prepublication amortization         n/a               A
         Sales returns provision
           (on a gross revenue basis)         A                A
         Reserve Provisions                   A                A
           (inv. obsolescence,
            bad debts, etc.)
         Depreciation                         B                B
         Amortization of intangible
           assets                             B                B
         Corporate or segment
           allocations                        B               n/a
         Rent and occupancy expense           B                B
         Vacation expense                     B                B
         Incentive compensation
           expense                            B                B
         Monthly exempt payroll               B                B

              (All other payrolls -- hourly, weekly, etc. -- will be cut-off on an actual basis)

              II. Revenue for subscription products will be prorated for the period October 1 - October 15 as a percentage of the full month revenue amount. The percentage is to be calculated as: (Business days for October 1 - October 15) / (October fis-cal month business days).










              III. All cash, intercompany accounts, accounts receiv-able, accounts payable and other balance sheet account cut-offs are to be executed and documented on a full closing basis, ex-cept that balance sheet accounts should reflect apportionment amounts if called for by paragraph I. For all revenue (other than revenue for subscription products) and for all expenses (other than those prorated in accordance with paragraph I), cut-offs are to be executed and documented on a full closing basis.

         All standard account reconciliations and audit-verifiable docu-mentation is to be prepared for the mid-month closing. All revenues and expenses for October, through the Closing, includ-ing monthly amounts prorated pursuant to paragraphs I and II, shall be computed in a manner consistent with prior practice and without regard to any revaluations resulting from the Ex-change.

                   4. Times Mirror represents to McGraw-Hill that (i) notwithstanding the statement to the contrary in the notes to the TMHE financial statements set forth in Schedule 5.09(a), such statements did not include incremental editorial and pro-duction expense of $666,000 and incremental plant amortization expense of $1,074,000 and (ii) the absence of such amounts was offset by the overstatement of certain other inventory related costs.

                   5. No Effect on Consistent Terms. All terms of the Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment.

                   6. Headings. The headings contained in this Amend-ment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

                   7. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.


















                   IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.


                                       THE TIMES MIRROR COMPANY


                                       By: /s/ Patrick A. Clifford
                                          Name:  Patrick A. Clifford
                                          Title:  Senior Vice President



                                       MOSBY-YEAR BOOK, INC.


                                       By: /s/ James Imbriaco
                                          Name:  James Imbriaco
                                          Title:  Secretary



                                       THE MCGRAW-HILL COMPANIES, INC.


                                       By: /s/ Scott L. Bennett
                                          Name:  Scott L. Bennett
                                          Title:  Senior Vice President























                                       -18-